Exhibit 99.1

FOR IMMEDIATE RELEASE
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           BSD MEDICAL SENDS MESSAGE OF HOPE AT LARGEST CONFERENCE OF
                           U.S. RADIATION ONCOLOGISTS

SALT LAKE CITY, Utah November 14, 2006--BSD Medical Corp. (AMEX:BSM) today reported that its message of hope for greater success in treating cancer patients was well received at the largest radiation oncology conference held in America (the American Society of Therapeutic Radiation and Oncology--ASTRO) recently concluded in Philadelphia. BSD's message of hope is clear. In spite of the advances in the treatment of cancer, including the use of radiation therapy, over 40% of cancer victims continue to die from the disease, but when BSD Medical's systems are used to provide companion treatments to radiation therapy, clinical trials have shown a sharp improvement in both cancer regression and patient survival for some cancers.

ASTRO has over 8,500 members, and the attendance for the ASTRO conference held November 5-9 was estimated at over 11,000. A paper on the use of hyperthermia therapy in treating recurrent breast cancer was presented at the ASTRO conference by Dr. A. O. Wahl of Northwestern University, and the abstract was published by the International Journal of Radiation Oncology, Biology, Physics, the official journal of ASTRO (see Vol. 66, No. 3, Supplement, p. S109). The basis of this study was a multi-institutional review of data provided by Northwestern University, Chicago, Illinois, Duke University, Durham, North Carolina, Lutheran General Cancer Center, Park Ridge, Illinois and MD Anderson Cancer Center, Houston, Texas. The study involved 71 patients who received a second round of radiation of the breast or chest wall (some also receiving concurrent chemotherapy) for locally recurrent breast cancer. Of the 71 patients, 59% were also treated with hyperthermia therapy. The complete response rate for the cancer of patients who received hyperthermia treatments as part of their therapy was 67%, while 31% of the patients who were not given hyperthermia therapy as part of their treatment had a complete response.

The conclusions of this ASTRO paper correspond with the results of an earlier clinical study involving 109 patients with recurrent breast cancer reported by Duke University and published in the Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology (ASCO, see May 1, 2005 issue). In this randomized phase III study, previously irradiated patients who received hyperthermia therapy along with a second course of radiation experienced a complete response (total disappearance of the tumor) at a rate nearly three times higher (68.2%) than those patients who received the second radiation treatments alone (23.5%). The Duke researchers contend their findings demonstrate that hyperthermia plus radiation should be the new standard of care for these women. Another study at Duke University is also showing promising preliminary results in treating locally advanced primary breast cancer using hyperthermia therapy (see BSD Medical's press release issued Nov. 8, 2006).

To underscore BSD Medical's message of hope, BSD's award winning website, www.flowersforhope.com, was shown on a large screen display at the front of BSD's ASTRO exhibit. The website, along with the display of BSD's cancer treatment systems, drew much attention, and visitors at the exhibit received a long-stemmed carnation with the address to the website attached. Flowers for Hope is getting tens of thousands of visitors regularly who are invited to send a virtual flower and a message of hope to others. The website hyperlinks to BSD Medical's patient website where many cancer patients and providers are learning about the hope for better cancer treatment through BSD Medical's cancer therapy systems.

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Phase III clinical trials have been conducted on the use of the hyperthermia therapy in treating cancers for a number of cancer sites. For a listing of these, visit www.BSDMedical.com and download the paper, "Hyperthermia as a Cancer Therapy." BSD Medical develops cancer therapy systems that employ precision-guided RF/microwave energy to deliver therapeutic heat (including hyperthermia therapy) into tumors to kill cancer cells directly and make radiation and/or chemotherapy more effective.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on the success of studies or any presentation of its products or its therapies, including statements by researchers, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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